UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 29, 2009
SUPERIOR ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction)	001-34037 (Commission File Number)	75-2379388 (IRS Employer Identification No.)

601 Poydras St., Suite 2400, New Orleans, Louisiana (Address of principal executive offices)	70130 (Zip Code)
(504) 587-7374
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 29, 2009, Superior Energy Services, Inc., a Delaware corporation (the “Company”), and SESI, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of the Company (“SESI”), entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named therein. The following description of the Credit Agreement is a summary only and is qualified by the full text of the Credit Agreement which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
     The Credit Agreement amends and restates that certain First Amended and Restated Credit Agreement dated July 1, 2007 among the Company, SESI, JPMorgan Chase Bank, N.A. and the lenders party thereto to increase the aggregate principal amount of the revolving credit facility from $250 million to $325 million.
     The proceeds of the credit facility may be used for capital expenditures, certain acquisitions as set forth in the Credit Agreement and general corporate purposes. Indebtedness under the Credit Agreement is secured by (a) the non-real estate assets of SESI and certain of its domestic subsidiaries, (b) the liftboats, derrick barge and other large vessels owned by SESI and certain of its domestic subsidiaries as of July 1, 2007, (c) certain outstanding shares of stock or partnership or membership interests of certain of SESI’s domestic subsidiaries, (d) 66% of the outstanding equity interests of each foreign subsidiary owned directly by SESI and certain of its domestic subsidiaries, (e) the Company’s entire membership interest of SESI, (f) joint and several guaranties by certain of SESI’s domestic subsidiaries and (g) a joint and several guaranty by the Company.
     Borrowings will bear interest at a fluctuating rate per annum equal to the sum of (i) the quotient of (a) the applicable LIBOR rate, divided by (b) one minus the applicable maximum aggregate reserve requirement imposed under Regulation D on Eurocurrency liabilities (expressed as a decimal), plus (ii) an applicable margin ranging from 2.50% to 3.50%. All outstanding revolving loans, and accrued and unpaid interest, will be due and payable on June 14, 2011, the maturity date of the credit facility.
     The Credit Agreement contains certain affirmative and negative covenants, including, among others, covenants regarding financial reporting, use of proceeds, notice requirements, taxes, insurance policies, compliance with laws, maintenance of properties, restrictions on certain payments, limitations on incurring indebtedness, mergers, acquisitions, certain sales of assets, granting liens, transactions with affiliates, incurring liabilities and investments. The Credit Agreement also contains certain financial covenants, including leverage ratio, adjusted leverage ratio and fixed charge coverage ratio requirements.
     The Credit Agreement contains customary events of default. Upon the occurrence of an event of default that remains uncured after any applicable cure period, the lenders’ commitment to make further loans may terminate and SESI may be required to make immediate repayment of all indebtedness to the lenders, and the lenders would be entitled to pursue other remedies against SESI, the collateral and the Company and the other guarantors under their guaranty.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit
Number	Description

10.1	Second Amended and Restated Credit Agreement dated May 29, 2009 among Superior Energy Services, Inc., SESI, L.L.C., JPMorgan Chase Bank, N.A. and the lenders party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.
By:	/s/ Robert S. Taylor
Robert S. Taylor
Chief Financial Officer

Dated: June 1, 2009

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

10.1	Second Amended and Restated Credit Agreement dated May 29, 2009 among Superior Energy Services, Inc., SESI, L.L.C., JPMorgan Chase Bank, N.A. and the lenders party thereto.

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